Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of September 29, 2020, and is made by and among South Plains Financial, Inc., a Texas corporation (the “Company”), and the several purchasers of the Subordinated Notes (as defined herein) identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company is offering up to $50,000,000 in aggregate principal amount of Subordinated Notes (as defined herein) of the Company, which aggregate principal amount is intended to qualify as Tier 2 Capital (as defined herein).

WHEREAS, the Company has engaged Piper Sandler & Co. as placement agent (the “Placement Agent”) for the offering of the Subordinated Notes.

WHEREAS, each of the Purchasers is an institutional “accredited investor” as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or a QIB (as defined below).

WHEREAS, the offer and sale of the Subordinated Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D.

WHEREAS, each Purchaser is willing to purchase from the Company a Subordinated Note in the principal amount set forth on such Purchaser’s respective signature page hereto (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.            DEFINITIONS.

1.1          Defined Terms.  The following capitalized terms used in this Agreement have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and its respective Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Subordinated Note represented by a global certificate, the rules and procedures of DTC that apply to such transfer or exchange.

“Bank” means City Bank, a Texas state bank and wholly owned subsidiary of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Texas are permitted or required by any applicable law, regulation or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the Closing Date.

“Charter” means the Amended and Restated Certificate of Formation of the Company, as amended and in effect on the Closing Date.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means September 29, 2020.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.

“Company Covered Person” has the meaning set forth in Section 4.2.4.

“Company’s Reports” means (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, including the audited financial statements contained therein; (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC, including the unaudited financial statements contained therein, and (iii) the Company’s public reports for the year ended December 31, 2019 and the period ended June 30, 2020, as filed with the FRB as required by regulations of the FRB.

“Disbursement” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 4.2.4.

“DTC” has the meaning set forth in Section 3.1.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Global Note” has the meaning set forth in Section 3.1.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over the Company or a Subsidiary of the Company.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” means any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes:  (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company or any Subsidiary of the Company; and (ii) all obligations secured by any lien in property owned by the Company or any Subsidiary of the Company whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

 “Indenture” means the indenture, dated as of the date hereof, by and between the Company and UMB Bank, National Association, as trustee, substantially in the form attached hereto as Exhibit A, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations or business of such Person, or (ii) would materially impair the ability of any Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies that do not disproportionately affect the operations or business of the Company in comparison to other banking institutions with similar operations, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company or the Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of the Company, the Bank, or the Purchasers, including expenses incurred by the Company or the Purchasers in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by the Company with the prior written consent of the Purchasers, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes.

“Maturity Date” means September 30, 2030.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” has the meaning set forth in the Recitals.

“Property” means any real property owned or leased by the Company or any Affiliate or Subsidiary of the Company.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.

“QIB” means a Qualified Institutional Buyer, as defined in Rule 144A under the Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Purchasers in the form attached as Exhibit B hereto.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Market Transaction” has the meaning set forth in Section 5.5.

“Securities Act” has the meaning set forth in the Recitals.

“Subordinated Note” means the Subordinated Note (or collectively, the “Subordinated Notes”) in the form attached as an exhibit to the Indenture, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Tier 2 Capital Event” has the meaning set forth in the Indenture.

“Transaction Documents” has the meaning set forth in Section 3.2.1.1.

“Trustee” means the trustee or successor in accordance with the applicable provisions of the Indenture.

1.2         Interpretations.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided.  All references to this Agreement, the Subordinated Notes and the Indenture shall be deemed to be to such documents as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.

1.3          Exhibits Incorporated.  All exhibits attached are hereby incorporated into this Agreement.

2.            SUBORDINATED DEBT.

2.1         Certain Terms.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes, which will be issued pursuant to the Indenture, in an amount equal to the aggregate of the Subordinated Note Amounts.  The Purchasers, severally and not jointly, each agree to purchase the Subordinated Notes, which will be issued pursuant to the Indenture, from the Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement, the Indenture and the Subordinated Notes.  The Subordinated Note Amounts shall be disbursed in accordance with Section 3.1.

2.2          The Closing.  The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of the Company at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.3          Right of Offset.  Each Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Subsidiaries.

2.4          Use of Proceeds.  The Company shall use the net proceeds from the sale of Subordinated Notes for general corporate purposes, including providing capital to the Bank and supporting growth.

3.            DISBURSEMENT.

3.1         Disbursement.  On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by the Company and the Company has executed and delivered to each of the Purchasers this Agreement and any other related documents in form and substance reasonably satisfactory to the Purchasers, each Purchaser shall disburse in immediately available funds the Subordinated Note Amount set forth on each Purchaser’s respective signature page hereto to the Company in exchange for an electronic securities entitlement through the facilities of DTC (defined below) in accordance with the Applicable Procedures in the Subordinated Note with a principal amount equal to such Subordinated Note Amount (the “Disbursement”).  The Company will deliver to the Trustee a global certificate representing the Subordinated Notes (the “Global Note”) registered in the name of Cede & Co. as nominee of The Depository Trust Company (“DTC”).

3.2         Conditions Precedent to Disbursement.

3.2.1         Conditions to the Purchasers’ Obligation.  The obligation of each Purchaser to consummate the purchase of the Subordinated Notes to be purchased by them at Closing and to effect the Disbursement is subject to delivery by or at the direction of the Company to such Purchaser (or, with respect to the Indenture, the Trustee) each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):

3.2.1.1       Transaction Documents.  This Agreement, the Indenture, the Global Note, and the Registration Rights Agreement (collectively, the “Transaction Documents”), each duly authorized and executed by the Company, and delivery of written instruction to the Trustee (with respect to the Indenture).

3.2.1.2       Authority Documents.

(a)          A copy, certified by the Secretary or Assistant Secretary of the Company, of the Charter of the Company;

(b)          A certificate of existence of the Company issued by the Secretary of the State of Texas;

(c)          A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of the Company;

(d)        A copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions of the board of directors of the Company, and any committee thereof, authorizing the execution, delivery and performance of the Transaction Documents;

(e)         An incumbency certificate of the Secretary or Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and

(f)          The opinion of Hunton Andrews Kurth LLP, counsel to the Company, dated as of the Closing Date, substantially in the form set forth at Exhibit C attached hereto addressed to the Purchasers and the Placement Agent.

3.2.1.3       Other Documents.  Such other certificates, affidavits, schedules, resolutions, notes and/or other documents which are provided for hereunder or as a Purchaser may reasonably request.

3.2.1.4       Aggregate Investments.  Prior to, or contemporaneously with the Closing, each Purchaser shall have actually subscribed for the Subordinated Note Amount set forth on such Purchaser’s signature page.

3.2.2          Conditions to the Company’s Obligation.

3.2.2.1      With respect to a given Purchaser, the obligation of the Company to consummate the sale of the Subordinated Notes and to effect the Closing is subject to delivery by or at the direction of such Purchaser to the Company of this Agreement and the Registration Rights Agreement, each duly authorized and executed by such Purchaser.

4.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each Purchaser that, except as disclosed in the disclosure schedules delivered by the Company to each Purchaser concurrently herewith (the “Disclosure Schedules”):

4.1         Organization and Authority.

4.1.1          Organization Matters of the Company and Its Subsidiaries.

4.1.1.1       The Company is a duly organized corporation, is validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

4.1.1.2      The entities listed on Schedule 4.1.1.2 of the Disclosure Schedules are the only direct or indirect Subsidiaries of the Company.  Each Subsidiary of the Company other than the Bank either has been duly organized and is validly existing as a corporation or limited liability company, or, in the case of the Bank, has been duly chartered and is validly existing as a Texas state bank, in each case in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; none of the outstanding shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.

4.1.1.3      The Bank is a Texas state bank.  The deposit accounts of the Bank are insured by the FDIC up to applicable limits.  The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.

4.1.2          Capital Stock and Related Matters.  The Charter of the Company authorizes the Company to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of the date of this Agreement, there are 18,059,174 shares of the Company’s common stock issued and outstanding and no shares of the Company’s preferred stock issued and outstanding.  All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable.  There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company except pursuant to the Company’s equity incentive plans duly adopted by the Company’s Board of Directors.

4.2         No Impediment to Transactions.

4.2.1          Transaction is Legal and Authorized.  The issuance of the Subordinated Notes pursuant to the Indenture, the borrowing of the aggregate of the Subordinated Note Amount the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.

4.2.2         Agreement, Indenture and Registration Rights Agreement.  This Agreement, the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, including the Trustee for purposes of the Indenture, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3          Subordinated Notes.  The Subordinated Notes have been duly authorized by the Company and when executed by the Company and completed and authenticated by the Trustee in accordance with, and in the forms contemplated by, the Indenture and issued, delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will have been duly issued under the Indenture, and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.  When executed and delivered, the Subordinated Notes will be substantially in the form attached as an exhibit to the Indenture.

4.2.4        Exemption from Registration.  Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes.  Assuming the accuracy of the representations and warranties of each Purchaser set forth in this Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1) (each, a “Company Covered Person”).  The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event.  The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

4.2.5          No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under:  (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or the Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or the Bank; or (4) any statute, rule or regulation applicable to the Company, except (x) in the case of item (2) for such violations and conflicts consented to or approved by the counterparty to the Company or the Bank under any contract, agreement, or instrument and (y) in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any material property or asset of the Company.  Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company.

4.2.6         Governmental Consent.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except as may be required pursuant to the Registration Rights Agreement, the Securities Act, the Exchange Act, Regulation D, any applicable state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.

4.3        Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company or such applicable Subsidiary; the Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or such applicable Subsidiary of the Company; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company; and neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses, except where such proceedings would not have a Material Adverse Effect on the Company or such applicable Subsidiary.

4.4         Financial Condition.

4.4.1        Company Financial Statements.  The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable), which have been made available to the Purchasers (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company’s Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Transaction Documents and the transactions contemplated hereby and thereby.

4.4.2          Absence of Default.  Since the end of the Company’s last fiscal year ended December 31, 2019, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company.  The Company is not in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.4.3          Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.

4.4.4         Ownership of Property.  The Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, the Federal Reserve Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, individually or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it.  Such existing Leases and commitments to Lease constitute or will constitute operating Leases for both tax and financial accounting purposes except as otherwise disclosed in the Company’s Reports and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Company’s Reports.

4.5       No Material Adverse Change.  Since the end of the Company’s last fiscal year ended December 31, 2019, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

4.6         Legal Matters.

4.6.1         Compliance with Law.  Each of the Company and its Subsidiaries (i) has complied with and (ii) is not under investigation with respect to, and, to the Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.  The Company and each of its Subsidiaries is in compliance with, and at all times prior to the date hereof has been in compliance with, (x) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (y) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing.

4.6.2          Regulatory Enforcement Actions.  The Company, the Bank and its other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.  None of the Company, the Bank, the Company’s or the Bank’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge, (a) any such restrictions threatened, (b) any agreements, memoranda or commitments being sought by any Governmental Agency, or (c) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remains unresolved.

4.6.3         Pending Litigation.  There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity or before or by any Governmental Agency, that, either singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole, or affect issuance or payment of the Subordinated Notes; and neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that would reasonably be expected to have, either singularly or in the aggregate, a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole.

4.6.4          Environmental.  The Company and each of its Subsidiaries are in compliance in all material respects with all Hazardous Materials Laws, except where such noncompliance would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.  There are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law, except for such actions or claims that would not reasonably be expected to have, singularly or in the aggregate a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

4.6.5        Brokerage Commissions.  Except for commissions paid to the Placement Agent, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

4.6.6          Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7        No Misstatement.  None of the representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to the Purchasers, when viewed together as a whole, by or on behalf of the Company pursuant to or in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers and as of the date of this Agreement.

4.8          Internal Accounting Controls.  The Company, the Bank and each other Subsidiary has established and maintains a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflects the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures and receipts and expenditures of each of the Company’s other Subsidiaries are being made only in accordance with authorizations of the Company management and Board of Directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that would have a Material Adverse Effect on the Company.  Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  Since the conclusion of the Company’s last completed fiscal year there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting.  The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s internal control over financial reporting.  Such disclosure controls and procedures are effective for the purposes for which they were established.

4.9        Tax Matters.  The Company, the Bank and each Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.

4.10        Exempt Offering.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Subordinated Notes by the Company to the Purchasers.

4.11        Representations and Warranties Generally.  The representations and warranties of the Company set forth in this Agreement or in any other agreement entered into by or on behalf of the Company pursuant to the requirements of this Agreement are true and correct as of the date hereof and as otherwise specifically provided herein or therein.

5.          GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

The Company hereby further covenants and agrees with each Purchaser as follows:

5.1         Compliance with Transaction Documents.  The Company shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations of the Company under the Transaction Documents.

5.2         Affiliate Transactions.  The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any material transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3         Compliance with Laws.

5.3.1          Generally.  The Company shall comply and cause the Bank and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

5.3.2          Regulated Activities.  The Company shall not itself, nor shall it cause, permit or allow the Bank or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on the Company, the Bank and/or such of its Subsidiaries or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.3.3          Taxes.  The Company shall and shall cause the Bank and any other of its Subsidiaries to promptly pay and discharge all material taxes, assessments and other governmental charges imposed upon the Company, the Bank or any other of its Subsidiaries or upon the income, profits, or property of the Company or any Subsidiary and all claims for labor, material or supplies which, if unpaid, will result in the imposition of a lien or charge upon the property of the Company, the Bank or any other of its Subsidiaries.  Notwithstanding the foregoing, none of the Company, the Bank or any other of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof is being or shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company, the Bank and such other Subsidiary.

5.3.4          Corporate Existence.  The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of the Bank and the other Subsidiaries and its and their rights and franchises.

5.3.5          Tier 2 Capital.  If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, the Company will as promptly as reasonably practicable notify the Holder (as defined in the Subordinated Note) of the Subordinated Notes, and thereafter, subject to the terms of the Indenture, the Company and the Holder (as defined in the Subordinated Note) of the Subordinated Notes will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event.

5.4        Absence of Control.  It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

5.5        Secondary Market Transactions.  Each Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”).  In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, cooperate with the Purchasers and otherwise reasonably assist the Purchasers in satisfying the market standards to which Purchasers customarily adhere or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction, but in no event shall the Company be required to incur any costs or expenses in excess of $10,000 in connection therewith.  Subject to any written confidentiality obligation, all information regarding the Company may be furnished, without liability except in the case of gross negligence or willful misconduct, to any Purchaser and to any Person reasonably deemed necessary by Purchaser in connection with participation in such Secondary Market Transaction.  The Purchaser shall cause any Person to whom the Purchaser wishes to deliver confidential Company information related to the Secondary Market Transaction to execute and deliver to the Company a non-disclosure agreement reasonably acceptable to the Company unless such Person is a party to a commercially reasonable non-disclosure agreement to which the Company is a third party beneficiary.  All documents, financial statements, appraisals and other data relevant to the Company or the Subordinated Notes may be retained by any such Person, subject to the terms of any applicable non-disclosure agreements.

5.6         Bloomberg.  The Company shall use commercially reasonable efforts to cause the Subordinated Notes to be quoted on Bloomberg.

5.7         Rule 144A Information.  While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller or prospective purchaser of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or Section 15(d) of the Exchange Act.

5.8       DTC Registration.  The Company shall use commercially reasonable efforts to cause the Subordinated Notes to be registered in the name of Cede & Co. as nominee of DTC.  For purposes of clarity and pursuant to (and as further described in) the terms of the Subordinated Notes, any redemption made pursuant to the terms of the Subordinated Notes shall be made on a pro rata basis, and, for purposes of a redemption processed through DTC, on a “Pro Rata Pass-Through Distribution of Principal” basis, among all of the Subordinated Notes outstanding at the time thereof.

5.9         NRSRO Rating.  The Company will use commercially reasonable efforts to maintain a rating by a nationally recognized statistical rating organization while any Subordinated Notes remain outstanding.

6.          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

Each Purchaser hereby represents and warrants to the Company, and covenants with the Company, severally and not jointly, as follows:

6.1         Legal Power and Authority.  The Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

6.2         Authorization and Execution.  The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly authorized by all necessary action on the part of such Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the Registration Rights Agreement are each a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3         No Conflicts.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) the Purchaser’s organizational documents, (ii) any agreement to which the Purchaser is party, (iii) any law applicable to the Purchaser or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting the Purchaser.

6.4        Purchase for Investment.  The Purchaser is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same.  The Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.

6.5        Institutional Accredited Investor.  The Purchaser is and will be on the Closing Date either (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.

6.6         Financial and Business Sophistication.  The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes.  The Purchaser has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

6.7         Ability to Bear Economic Risk of Investment.  The Purchaser recognizes that an investment in the Subordinated Notes involves substantial risk.  The Purchaser has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.  The Purchaser further acknowledges that it has reviewed the information set forth in Exhibit D hereto regarding “Risk Factors” related to an investment in the Subordinated Notes.

6.8         Information.  The Purchaser acknowledges that  (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of the Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; and (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes.  The Purchaser has reviewed the information set forth in the Company’s Reports, the exhibits and schedules hereto and the information contained in the data room established by the Company in connection with the transactions contemplated by this Agreement.

6.9         Access to Information.  The Purchaser acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

6.10       Investment Decision.  The Purchaser has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity, including the Placement Agent (or, with respect to the Indenture, the Trustee).  Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein.  The Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent (or, with respect to the Indenture, the Trustee), except for the express statements, representations and warranties of the Company made or contained in this Agreement.  Furthermore, the Purchaser acknowledges that (i) the Placement Agent have not performed any due diligence review on behalf of the Purchaser and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

6.11       Private Placement; No Registration; Restricted Legends.  The Purchaser understands and acknowledges that the Subordinated Notes are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, and applicable state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it.  The Purchaser is not subscribing for the Subordinated Notes as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. The Purchaser further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note, which is attached as an exhibit to the Indenture.  The Purchaser further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.

6.12      Placement Agent.  The Purchaser will purchase the Subordinated Note(s) directly from the Company and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.

6.13       Tier 2 Capital.  If the Company provides notice as contemplated in Section 5.3.5 of the occurrence of the event contemplated in such section, thereafter the Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital; provided, however, that nothing contained in this Agreement shall limit the Company’s right to redeem the Subordinated Notes upon the occurrence of a Tier 2 Capital Event as described in the Subordinated Notes.

6.14       Accuracy of Representations.  The Purchaser understands that each of the Placement Agent and the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and the Company.

6.15       Representations and Warranties Generally.  The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein.  Any certificate signed by a duly authorized representative of the Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.

7.           MISCELLANEOUS.

7.1         Prohibition on Assignment by the Company.  Except as described in Article VII (Successors) of the Indenture, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Subordinated Notes without the prior written consent of the Purchasers.

7.2         Time of the Essence.  Time is of the essence for this Agreement.

7.3         Waiver or Amendment.  No waiver or amendment of any term, provision, condition, covenant or agreement herein shall be effective unless in writing and signed by all of the parties hereto.  No failure to exercise or delay in exercising, by a Purchaser or any Holder of the Subordinated Notes (as defined therein), of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.

7.4         Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

7.5         Notices.  Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next Business Day delivery, or if sent by email, addressed:

if to the Company:	South Plains Financial, Inc. 5219 City Bank Parkway Lubbock, Texas 79407 Attention: Mikella D. Newsom Email: mnewsom@city.bank

with a copy to:	Hunton Andrews Kurth LLP 2200 Pennsylvania Ave Washington, D.C. 20037 Attention: Heather A. Eastep Email: heastep@huntonak.com

if to the Purchasers:	To the address indicated on such Purchaser’s signature page.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, sent if sent by email or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next Business Day delivery was requested).

7.6        Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, unless a Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company.  The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from any Purchaser merely because of such purchase.

7.7         No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with the Company.

7.8         Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.

7.9         Entire Agreement.  This Agreement, the Indenture, the Registration Rights Agreement and the Subordinated Notes, along with any exhibits thereto and any nondisclosure agreements between the Purchaser and the Company, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement, the Indenture, and the Registration Rights Agreement or in the Subordinated Notes.

7.10       Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law).  Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

7.11       No Third Party Beneficiary.  This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.

7.12       Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

7.13       Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  In the event that any signature is an electronic signature or is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.  Any use by a party of an electronic signature must be in accordance with the federal Electronic Signature In Global and National Commerce Act, the Texas Uniform Electronic Transactions Act and the New York Electronic Signatures and Records Act.

7.14       Knowledge; Discretion.  All references herein to a Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

7.15       Waiver Of Right To Jury Trial.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL.  THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16       Expenses.  Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

7.17       Survival.  Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

SOUTH PLAINS FINANCIAL, INC.

By:
Name:	Curtis C. Griffith
Title:	Chairman and Chief Executive Officer

[Company Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER: [INSERT PURCHASER’S NAME]

By:
Name: [●]
Title: [●]

Address of Purchaser:

[●]

Principal Amount of Purchased Subordinated Note:

$[●]

[Purchaser Signature Page to Subordinated Note Purchase Agreement]

EXHIBIT A

FORM OF INDENTURE

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

OPINION OF COUNSEL

EXHIBIT D

RISK FACTORS

An investment in the 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Subordinated Notes”) issued by South Plains Financial, Inc., a Texas corporation and registered bank holding company (the “Company,” “we,” “our” and “us”), involves a number of risks.  You should read carefully and consider the following risks before making an investment decision.  The following risks are not, however, exclusive or exhaustive, and only represent typical risks that may impact an investment in the Subordinated Notes.  In evaluating an investment in any of our securities, investors should consider carefully, among other things, the risks previously disclosed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”), and such other risk factors as the Company may disclose in other reports and statements filed or furnished with the SEC.  The order of these risk factors does not reflect their relative importance or likelihood of occurrence.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Subordinated Notes.

Risks Related to the Subordinated Notes

You should not rely on indicative or historical data concerning the Secured Overnight Financing Rate (“SOFR”).

Under the terms of the Subordinated Notes, the interest rate on the Subordinated Notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR (“Three-Month Term SOFR”) (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement).  In the following discussion of SOFR, when we refer to SOFR-linked Subordinated Notes, we mean the Subordinated Notes at any time when the interest rate on the Subordinated Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.  FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.  FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr.  FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.  The foregoing Internet website is an inactive textual reference only.

FRBNY started publishing SOFR in April 2018.  FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations.  You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

The amount of interest payable on the Subordinated Notes will vary on and after September 30, 2025.

As the interest rate of the Subordinated Notes will be calculated based on SOFR from September 30, 2025 to but excluding the maturity date or earlier redemption date and SOFR is a floating rate, the interest rate on the Subordinated Notes will vary on and after September 30, 2025.  During this period, the Subordinated Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 438 basis points; provided, that in the event that the Benchmark rate for any floating rate period is less than zero, the Benchmark rate for such floating rate period shall be deemed to be zero.  The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities.  These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected.  We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate Subordinated Notes.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data.  In addition, the return on and value of the SOFR-linked Subordinated Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in the calculation of SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Subordinated Notes and the trading prices for the SOFR-linked Subordinated Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation, or publication.  There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Subordinated Notes.  If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked Subordinated Notes, which may adversely affect the trading prices of the SOFR-linked Subordinated Notes.  In addition, the interest rate on the SOFR-linked Subordinated Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication.  Further, if the Benchmark rate on the SOFR-linked Subordinated Notes for any interest period declines to zero or becomes negative, then the Benchmark rate for such interest period will be deemed to be zero.  There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of, and market for the SOFR-linked Subordinated Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”).  However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR.  For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities.  In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking.  Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Subordinated Notes.

SOFR may fail to gain market acceptance.  SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market.  However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks.  This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance.  Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Subordinated Notes.

Any market for the SOFR-linked Subordinated Notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Subordinated Notes may never develop or may not be very liquid.  Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Subordinated Notes may be lower than those of later-issued securities that are linked to SOFR.  Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Subordinated Notes, the trading price of the SOFR-linked Subordinated Notes may be lower than those of securities that are linked to rates that are more widely used.  You may not be able to sell the SOFR-linked Subordinated Notes at all or may not be able to sell the SOFR-linked Subordinated Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.  The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets.  You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Subordinated Notes.

The interest rate for the Subordinated Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC.  There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed.  Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the Subordinated Notes.  If, at the commencement of the floating rate period for the Subordinated Notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete, or the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Subordinated Notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Subordinated Notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Subordinated Notes, which are defined in the terms of the Subordinated Notes as “Three-Month Term SOFR Conventions.”  For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published.  Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period.  The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Subordinated Notes during the floating rate period, which could adversely affect the return on, value of and market for the Subordinated Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Subordinated Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the Subordinated Notes during the floating rate period will be determined using the next-available Benchmark Replacement (as defined in the Subordinated Notes) (which may include a related Benchmark Replacement Adjustment).  However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.  For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months.  In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies.  Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the Subordinated Notes and the trading prices for the Subordinated Notes.

Under the benchmark transition provisions of the Subordinated Notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply.  These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent.  In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the Subordinated Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest.  The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Subordinated Notes during the floating rate period, which could adversely affect the return on, value of and market for the Subordinated Notes.  Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the Subordinated Notes.

We will act as the initial calculation agent, and we may continue to serve as calculation agent during the floating rate period.  The calculation agent will make certain determinations, decisions or elections with respect to the interest rate during the floating rate period.  Any exercise of discretion by us under the terms of the Subordinated Notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest.  In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the Subordinated Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Subordinated Notes.  Any determination by us, as the calculation agent, will be conclusive and binding absent manifest error.

Your ability to transfer the Subordinated Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Subordinated Notes.

There is no established public market for the Subordinated Notes, and we cannot assure you that an active trading market for the Subordinated Notes will develop.  If no active trading market develops, you may not be able to resell the Subordinated Notes at their fair market value or at all.  We do not intend to apply for listing the Subordinated Notes on any securities exchange.  Future trading prices of the Subordinated Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our financial condition and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the Subordinated Notes.  The liquidity of any market for the Subordinated Notes will depend on a number of factors, including:

•	the number of holders of the Subordinated Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Subordinated Notes; and

•	prevailing interest rates.

We cannot assure you that the market, if any, for the Subordinated Notes will be free from disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Subordinated Notes.  Therefore, we cannot assure you that you will be able to sell your Subordinated Notes at a particular time or the price that you receive when you sell will be favorable.

Changes in our credit ratings may adversely affect your investment in the Subordinated Notes.

The credit ratings on the Subordinated Notes are an assessment by rating agencies of our ability to pay our debts when due.  These ratings are not recommendations to purchase, hold or sell the Subordinated Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Subordinated Notes, but rather reflect only the view of each rating agency at the time the rating is issued.  The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources.  An explanation of the significance of such rating may be obtained from such rating agency.  There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.  Any ratings of our long‐term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally.  There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets.  Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Subordinated Notes and increase our borrowing costs.

In the event we redeem the Subordinated Notes before maturity, you may not be able to reinvest your principal at the same or a higher rate of return.

We may redeem the Subordinated Notes, in whole or in part, and without premium or penalty, at any time five years after the issue date, subject to certain conditions.  You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the Subordinated Notes or if it is otherwise in our interest to redeem the Subordinated Notes.  We may also redeem the Subordinated Notes, in whole, but not in part, and without premium or penalty, upon the occurrence of certain events at any time, including within the first five years after the issue date.  If the Subordinated Notes are redeemed, you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the Subordinated Notes.

As a holder of the Subordinated Notes, you will not be entitled to any rights with respect to our capital stock.

If you hold a Subordinated Note, you will not be entitled to any rights with respect to our capital stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our capital stock) by virtue of holding a Subordinated Note.

Holders of the Subordinated Notes will have no say over our management and affairs.

Our officers and directors will make all decisions with respect to our management.  Holders of the Subordinated Notes have no right or power to take part in our management.  Prospective investors will be entirely reliant on our officers and directors to effectively manage our business so that we may meet our debt obligations when they fall due.

Your right to receive payments on the Subordinated Notes is effectively subordinated to those lenders who have a security interest in our assets.

Our obligations under the Subordinated Notes are unsecured and we may be able to obtain indebtedness from time to time that is secured by all or substantially all of our assets.  If we are declared bankrupt or insolvent, or if we default under such secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Subordinated Notes, even if an event of default exists under the Subordinated Notes.  In any such event, because the Subordinated Notes are not secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

Your right to receive payments on the Subordinated Notes is structurally subordinated to indebtedness of our bank subsidiary, City Bank, a Texas banking association (the “Bank”), and our other subsidiaries.

The Subordinated Notes will be our obligations only, are not obligations of or deposits in the Bank or its other subsidiaries, and are not insured by any government or private agency.  Because we are a holding company, our rights and the rights of our creditors, including the holders of the Subordinated Notes, to participate in any distribution of the assets of the Bank or our other subsidiaries, upon a liquidation, reorganization, or insolvency of the Bank or our other subsidiaries (and the consequent right of the holders of the Subordinated Notes to participate in those assets) will be subject to the claims of the creditors of the Bank or our other subsidiaries (including depositors in our subsidiaries).  If we are a creditor of the Bank or its other subsidiaries, our claims would be subject to any prior security interest in the assets of the Bank or our other subsidiaries and any indebtedness of our subsidiaries senior to our indebtedness.

The Subordinated Notes are also effectively subordinated to all of the liabilities of the Bank or our other subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the Subordinated Notes, or to make any funds available to make payments on the Subordinated Notes, whether by paying dividends or otherwise.

We will have increased debt service obligations upon issuance of the Subordinated Notes.

Upon issuance of the Subordinated Notes, we will have incurred additional debt service in addition to normal operating expenses and planned capital expenditures.  Our increased level of indebtedness may have several important effects on our future operations including, without limitation, a portion of our cash flow must be dedicated to the payment of interest and principal on the Subordinated Notes, reducing funds available for distribution to shareholders and our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be limited.  Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon the future performance of the Bank and its ability to pay dividends to us, which will be subject to regulatory restrictions, general economic, industry and competitive conditions and to financial, business and other factors affecting us and the Bank, many of which are beyond our control.  We cannot assure you that the Bank will be able to continue to generate cash flow at or above its current level and that we will be able to pay principal and interest on the Subordinated Notes as it becomes due.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Subordinated Notes.

The Company is a bank holding company with no material activities other than the provision of funds to our subsidiaries, including the Bank, in the ordinary course of business.  Our principal source of funds to pay dividends on our capital stock and to service any of our debt obligations, including the Subordinated Notes, other than further issuances of securities, would be dividends received from the Bank.  The Bank is not obligated to make payments to us, and any payments to us would depend on the earnings or financial condition of the Bank and various business considerations, and may also require prior regulatory approval.

Moreover, pursuant to federal law and regulations promulgated by the Federal Reserve, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary.  Such support may be required at times when a holding company may not otherwise be inclined to provide it.  As a result of the foregoing, we may be unable to pay the principal of, and accrued but unpaid interest on, the Subordinated Notes at the maturity of the Subordinated Notes.

Government regulation may affect the priority of the Subordinated Notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Wall Street Reform Act (the “Dodd-Frank Act”) created a new resolution regime known as the “orderly liquidation authority,” which may apply to us as a bank holding company.  Under the orderly liquidation authority, the Federal Deposit Insurance Corporation (the “FDIC”) may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the Treasury determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution.  There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the Subordinated Notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.  While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely.  Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

Holders of the Subordinated Notes are not protected in the event of a material adverse change in our financial condition or results of operations and there is limited covenant protection in the Subordinated Notes.

The covenants in the Subordinated Notes are limited and do not protect holders of the Subordinated Notes in the event of a material adverse change in our financial condition or results of operations.  Additionally, payments of principal of the Subordinated Notes can be accelerated only upon bankruptcy of the Company.  There is no right of acceleration of payment of the Subordinated Notes in the case of default in the performance of any covenant by the Company, including payment of principal or interest.  The Subordinated Notes do not contain any provisions which restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, including indebtedness which will rank senior to the Subordinated Notes.

The Subordinated Notes do not contain any financial ratios or specified levels of liquidity to which we must adhere.  In addition, the Subordinated Notes do not contain any provisions which require us to repurchase, redeem, or modify the terms of the Subordinated Notes upon any events involving the Company which may adversely affect our creditworthiness.  Therefore, neither the covenants nor the other provisions of the Subordinated Notes should be a significant factor in evaluating whether we will be able to comply or will comply with our obligations under the Subordinated Notes.

We will be able to incur additional debt, which could result in a further increase of our leverage and thereby have an adverse effect on our ability to pay our obligations under the Subordinated Notes.

The terms of the Subordinated Notes do not and will not prohibit us from incurring additional debt.  We may seek to raise additional capital in the form of senior debt in the future.  If we do incur more debt, the related risks that we would face with an increase in leverage could result in an adverse effect on our ability to pay our obligations under the Subordinated Notes.

The Subordinated Notes are not an insured deposit.

Your investment in the Subordinated Notes will not be a bank deposit and would not be insured or guaranteed by the FDIC or any other government agency.  Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

There can be no assurance that the Subordinated Notes will qualify for the tax treatment for which the Company intends the Subordinated Notes to qualify.

Although the Company intends for the Subordinated Notes to qualify for tax treatment that is favorable to the Company, the Company has not sought advice from its accountants, nor has it sought a ruling from the U.S. Internal Revenue Service (“IRS”), as to the federal income tax consequences of issuing the Subordinated Notes.  There can be no assurance that upon future review, the Company’s accounts will determine that the Subordinated Notes do not qualify for the intended tax treatment.  Similarly, there can be no assurance that the IRS will not successfully challenge the intended tax treatment of the Subordinated Notes.  If at any time within the first five years after the issue date, the interest payable by the Company on the Subordinated Notes is not, or will not be, deductible by the Company, in whole or in part, for federal income tax purposes, we may redeem the Subordinated Notes in whole, but not in part, and without premium or penalty.

SCHEDULE 4.1.1.2

SUBSIDIARIES OF SOUTH PLAINS FINANCIAL, INC.

Entity Name	State of Incorporation

City Bank	Texas
South Plains Financial Capital Trust III	Delaware
South Plains Financial Capital Trust IV	Delaware
South Plains Financial Capital Trust V	Delaware
Windmark Insurance Agency, Inc.	Texas